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                                                                    EXHIBIT 99.1

FROM:    Health Fitness Corporation
         3600 West 80th Street, Suite 560
         Minneapolis, MN 55431
         952-831-6830

CONTACT: Wes Winnekins, CFO, 952-897-5275 - wwinnekins@hfit.com
         -or-Dennis B. McGrath, McGrath Buckley Communications Counseling 651-646-4115; dennis@mcgrath-buckley.com

FOR IMMEDIATE RELEASE


HEALTH FITNESS ANNOUNCES SECOND QUARTER 2003 RESULTS, ACHIEVES 14% YEAR-OVER-YEAR REVENUE GROWTH

         MINNEAPOLIS, August 6, 2003 --- Health Fitness Corporation (OTC BB:
HFIT) today announced financial results for the second quarter and six months ended June 30, 2003.

         For the quarter ended June 30, 2003, revenue was $7,732,626, up $1,045,818 or 15.6% over revenue of $6,686,808 for the same quarter last year. Earnings before income taxes for the quarter were $356,039, an increase of $113,323 or 46.7% from $242,716 for the same quarter last year. Net earnings for the quarter were $217,333, down $553,855 or 71.8% from $771,188 for the same quarter last year. The decline in net earnings is primarily due to the second quarter of 2002 including a $625,300 deferred tax benefit related to the reversal of a deferred tax asset valuation allowance.

         For the six months ended June 30, 2003, revenue increased $1,876,629, or 14.0%, to $15,250,831, compared to $13,374,202 for the same period in 2002.
Earnings before income taxes were $806,049, up $267,640 or 49.7% from $538,409 for the same period last year. Net earnings decreased $1,073,196 or 69.0% to $485,313 compared to $1,558,509 for the same period in 2002. The decline in net earnings is primarily due to the first six months of 2002 including a $1,250,600 deferred tax benefit related to the reversal of a deferred tax asset valuation allowance.

         CEO and President Jerry Noyce said the revenue growth over last year is primarily the result of new management contracts obtained during 2002 and 2003. He also stated the Company is beginning to see ancillary revenue growth from its branded Health Enhancement



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Programs, which promotes personal training, massage therapy, weight management and other health and wellness programs and services. The Company began marketing its suite of Health Enhancement Program services to existing customers at the beginning of 2003.

         "Contract gross profit as a percent of revenue fell about 1.3% for the quarter and 0.7% year to date compared to the same periods last year," Noyce said. "This decrease is primarily due to start-up costs for two new corporate fitness centers where we agreed to assume full profit and loss responsibility. As membership revenues increase at these centers, we will experience a positive change in this profit measurement. Operating expenses, which increased on a dollar basis as a result of strategic headcount additions to improve our sales and marketing capabilities, are decreasing as a percent of revenue. This trend is expected to continue as we leverage the cost of our management infrastructure over additional contracts."

         "In addition," Noyce concluded, "lower debt levels and interest rates has resulted in substantial interest expense reductions over last year, which has contributed to our significant improvement in earnings before taxes. Most importantly, we continue to be on track with our revenue growth and market share goals, as well as our profitability objectives."

         Health Fitness Corporation is the leading provider of results-oriented fitness, assessment, wellness, and occupational health services to corporations, hospitals, universities and communities. HFC has been serving clients since 1975 and manages approximately 200 sites across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com

         This press release contains forward-looking statements within the meaning of federal securities laws. These statements include statements regarding anticipated revenue growth and profitability from cost leveraging, as well as other statements of intent, belief, or current expectations of the Company and its management. These forward-looking statements are not guarantees of the future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements. These statements should be read in conjunction with the various factors affecting the Company's operations and financial




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condition discussed in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained within the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. There is no assurance that the Company will be able to capitalize on any of these forward-looking statements.

         Financial tables follow...



                                    - MORE -


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                           HEALTH FITNESS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                              Three Months Ended                 Six Months Ended
                                                                   June 30,                          June 30,
                                                        ------------------------------- ----------------------------------
                                                            2003              2002            2003               2002
                                                        --------------   -------------- ------------------ ---------------
REVENUE                                                 $ 7,732,626      $  6,686,808     $  15,250,831     $13,374,202
COSTS OF REVENUE                                          6,151,484         5,233,271        12,015,290      10,446,374
                                                        --------------   -------------- ------------------ ---------------
GROSS PROFIT                                              1,581,142         1,453,537         3,235,541       2,927,828
OPERATING EXPENSES
Salaries                                                    789,216           690,096         1,572,758       1,356,077
Selling, general, and administrative                        421,605           417,686           830,919         829,934
                                                        --------------   -------------- ------------------ ---------------
Total operating expenses                                  1,210,821         1,107,782         2,403,677       2,186,011
                                                        --------------   -------------- ------------------ ---------------
OPERATING INCOME                                            370,321           345,755           831,864         741,817
OTHER INCOME (EXPENSE)
Interest expense                                            (13,451)          (99,504)          (23,956)       (198,126)
Other, net                                                     (831)           (3,535)           (1,859)         (5,282)
                                                        --------------   -------------- ------------------ ---------------
EARNINGS BEFORE INCOME TAXES                                356,039           242,716           806,049         538,409
INCOME TAX EXPENSE (BENEFIT)                                138,706          (528,472)          320,736      (1,020,100)
                                                        ==============   ============== ================== ===============
NET EARNINGS                                            $   217,333      $    771,188     $     485,313     $ 1,558,509
                                                        ==============   ============== ================== ===============
NET EARNINGS PER SHARE:
Basic                                                   $      0.02      $       0.06     $        0.04     $      0.13
Diluted                                                        0.02              0.06              0.04            0.13

WEIGHTED AVERAGE COMMON SHARES:
Basic                                                    12,322,908        12,265,250        12,315,655      12,265,250
Diluted                                                  12,467,821        12,486,488        12,436,254      12,439,384



See notes to consolidated financial statements.

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                           HEALTH FITNESS CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                            June 30,      December 31,
                                                                              2003            2002
                                                                          ------------    ------------
ASSETS

CURRENT ASSETS
    Cash                                                                  $    334,022    $     91,658
    Trade and other accounts receivable, less allowances of $91,200 and      4,168,078       4,036,888
    Prepaid expenses and other                                                 261,006         266,734
    Deferred tax assets                                                        731,500         731,500
                                                                          ------------    ------------
           Total current assets                                              5,494,606       5,126,780

PROPERTY AND EQUIPMENT, net                                                    238,060         176,206

OTHER ASSETS
    Goodwill                                                                 5,308,761       5,308,761
    Deferred tax assets                                                      1,978,717       2,254,876
    Other                                                                      306,421          89,188
                                                                          ------------    ------------
                                                                          $ 13,326,565    $ 12,955,811
                                                                          ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Note payable                                                          $    744,227    $    304,589
    Trade accounts payable                                                     245,035         409,150
    Accrued salaries, wages, and payroll taxes                               1,107,608       1,072,982
    Other accrued liabilities                                                  273,405         415,856
    Accrued self funded insurance                                              158,701         267,042
    Deferred revenue                                                         1,222,161       1,407,437
                                                                          ------------    ------------
           Total current liabilities                                         3,751,137       3,877,056

COMMITMENTS AND CONTINGENCIES                                                        -               -

STOCKHOLDERS' EQUITY
    Preferred stock, $0.01 par value; 5,000,000 shares authorized, none
       issued or outstanding                                                         -               -
    Common stock, $0.01 par value; 25,000,000 shares authorized;
       12,322,908 and 12,297,661 shares issued and outstanding                 123,229         122,977
    Additional paid-in capital                                              17,008,475      16,997,367
    Accumulated deficit                                                     (7,556,276)     (8,041,589)
                                                                          ------------    ------------
                                                                             9,575,428       9,078,755
                                                                          ------------    ------------
                                                                          $ 13,326,565    $ 12,955,811
                                                                          ============    ============


See notes to consolidated financial statements.